Exhibit 10.80

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is effective as of January 1, 2008 (the "Effective Date"), by and between Imaging Diagnostic Systems, Inc. (“IDSI”), a Florida corporation having a place of business at 6531 NW 18th Court, Plantation, FL 33313, Fax Number: 954-581-0555, and Tim Hansen (“HANSEN”), having an address of Waite Hill, Ohio.

WITNESSETH:

WHEREAS, test IDSI manufactures, markets, sells and distributes the Computed Tomography Laser Mammography (CTLM®) system and related accessories (collectively, the “Products”);

WHEREAS, HANSEN is the Company’s CEO and wishes to retire from that position as of the Effective Date;

WHEREAS, following his retirement, HANSEN desires to provide consultation and advice to IDSI regarding the medical imaging business, the management of IDSI resources and the transition to a new CEO; and

WHEREAS, IDSI desires to contract with HANSEN for the proposed services in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the foregoing recitals are true and correct and further agree as follows:

1.  Services.  HANSEN shall provide IDSI with such consulting assistance and advice as IDSI shall reasonably request from time to time on a part-time basis (the “Services”).
2.  Term.  This Agreement shall continue for 9 months beginning on the Effective Date, unless terminated earlier under Section 3.

3.  Termination.

a.  Either party may terminate this Agreement at any time, without cause, effective on 60 days notice to the other party.

b.  Termination of this Agreement for any reason shall immediately terminate HANSEN’S obligation to provide Services to IDSI and terminate IDSI's obligations to compensate HANSEN for Services, except as provided in Section 4.  All other rights, obligations, warranties and representations shall survive termination of this Agreement.

4.  Remuneration.

a.  As compensation for Services provided under Section 1 of this Agreement, IDSI shall pay HANSEN a retainer of $10,000 per month commencing on the Effective Date and the first day of each month thereafter until the Agreement is terminated.

b.  HANSEN will receive compensation under his current IDSI employment agreement, including payment for all unused vacation time, through December 31, 2007.

c.  In consideration of this Agreement, IDSI agrees to grant to HANSEN on the Effective Date the option to purchase 500,000 shares of its common stock which was scheduled to be granted on January 18, 2008, pursuant to Section 3 of his employment agreement.

d.  IDSI agrees to pay for HANSEN’S reasonable business travel expenses, health insurance and a $1 million life insurance policy naming Dotty Hansen as beneficiary during the term of this Agreement.

e.  Notwithstanding the foregoing, IDSI shall reimburse HANSEN for all necessary and reasonable expenses, and in particular all phone and communications expenses incurred in performing the Services, and HANSEN shall submit periodic invoices for the expenses and IDSI shall pay such invoices within 20 days.

5.  Compliance with Law.  Each party shall at all times during the term of this Agreement perform and accept the Services and otherwise act in compliance with any applicable laws, rules and regulations.

                                6.  Relationship.  This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.  In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.  IDSI shall not have the right to, and shall not, control the manner or prescribe the method by which the Services are performed by HANSEN except as specifically set forth hereunder.

7.  Assignment.  HANSEN shall not have the right to assign or otherwise transfer his rights and obligations under this Agreement except with the prior written consent of IDSI. IDSI may assign or transfer its rights under this Agreement to a successor corporation or to an affiliate.

8.  Notices.  Notices permitted or required to be given hereunder shall be deemed sufficient only if in writing and:

a.  Given by hand delivery or by registered or certified mail, postage prepaid, addressed to the respective addresses of the parties as first written above or at such other addresses as the respective parties may designate by like notice from time to time.  Notices so given shall be effective upon (a) receipt by the party to which notice is given, or (b) on the fifth business day following the date such notice was posted, whichever occurs first; or

b.  Given by fax to the respective parties at the fax number first written above, or at such other number as the respective parties may designate by like notice from time to time.  Notices so given shall be effective upon receipt by the party to which notice is given, and a fax transmission receipt evidencing successful transmission of the fax according to this Section shall be sufficient documentation to establish receipt by the receiving party.

9.  IDSI Identity.  HANSEN hereby represents, warrants and covenants that he will maintain and promote IDSI’s name, trademarks, trade names, logos, patents, copyrights, and other identifying material used in connection with the CTLM®. HANSEN shall take all reasonable steps and action at his own expense to protect and prevent IDSI’s, name, trademarks, trade names, and logos as well as patents, copyrights and any and all other identifying material upon or used in connection with the CTLM® from being copied, duplicated, reproduced, defaced, pirated or in any other way used either directly or indirectly by any party or entity whatsoever without IDSI’s written consent. All present trademarks, trade names, logos, patents, copyrights, and other identifying material used in connection with the CTLM® shall remain the exclusive property of IDSI.  Upon termination of this Agreement HANSEN shall cease use of all trademarks, trade names, logos, patents, copyrights, and other identifying material used in connection with the CTLM®.  HANSEN shall promptly report any unauthorized use of trademarks, trade names, logos, patents, copyrights, and other identifying material used in connection with the CTLM®.

10.  Non-Compete and Direct Dealings.  HANSEN hereby represents, warrants and covenants that he will not, during the term of this Agreement, engage in the manufacture, promotion, and/or sale of any products which would be competitive with the products covered in this Agreement (i.e., products related to optical breast cancer detection), and during the term of this Agreement and for a period of 2 years thereafter HANSEN shall not, directly or indirectly, become associated in any capacity with any person, firm or corporation competing with or planning to compete with IDSI in the manufacture or sale of similar products. During the term of this Agreement and for a period of 2 years thereafter HANSEN shall not directly or indirectly attempt to contact or initiate dealings with any IDSI sources or suppliers of the CTLM or financial institutions contacted by IDSI, or any existing or prospective customers  unless such contacts are with the express written permission of IDSI and such contact is clearly stated to be solely in relation to IDSI business.

11.  Foreign Corrupt Practices Act.  HANSEN shall comply with all requirements of the Export Administration Regulations (“EAR”), the United States Foreign Corrupt Practices Act or any other applicable law or administrative regulation of the United States Government, as those laws, regulations and rules are amended from time to time.

12.  Entire Agreement.  Except as specifically set forth below, this Consulting Agreement, including all the Schedules now or hereafter attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of this Agreement.  Further, except as specifically set forth below, each party warrants that it is not a party to any other agreement that would prevent it from entering into this Agreement, or which would adversely effect its performance under this Agreement. Further, the parties agree as follows:

(i)	The Confidentiality and Non-Solicitation Agreement signed by HANSEN and IDSI in August 2004 shall remain in full force and effect.

(ii)	The Stock Option Agreements previously entered into between IDSI and HANSEN shall remain in full force and effect until the expiration dates thereof.

(iii)
The Employment Agreement dated January 18, 2007, which was entered into by and between HANSEN and IDSI, is hereby terminated, except for the continuing provisions within it, as of the Effective Date of this Consulting Agreement.

There are no other understandings or covenants, expressed or implied, between the parties not expressly set forth in this Agreement.

13.  Amendment.  This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by the parties hereto.

14.  Severability.  In the event that any of the terms of this Agreement are in conflict with, or invalid or unenforceable under, any rule of law or statutory provision or otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be modified and limited, but only to the extent necessary to make such affected provision valid or enforceable.  Such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement, and this Agreement shall continue in full force and effect.

15.  Waiver.  No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right. No waiver of any one provision hereunder shall be considered a waiver of any other provision hereunder.

16.  Governing Law.  This Agreement shall be governed by, and interpreted and construed according to, the internal laws, and not the law of conflicts, of the State of Florida.

17.  Arbitration.  The parties agree that any disputes or questions arising hereunder, including the construction or application of this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA) then in force.  The arbitrators shall look solely to the Agreement to settle the dispute or questions unless the matter is not covered in the Agreement.  Arbitration can be initiated at the written request of either IDSI or HANSEN.  Any part of this

Agreement that is not in dispute shall continue to be performed during arbitration.  The cost of the Arbitration shall be shared equally by the parties, unless the Arbitrator (s) determines that the expenses shall be otherwise shared or paid.  Arbitration shall take place in Broward County, Florida.

18.  Costs and Expenses.  If there is any claim, arbitration, litigation or controversy arising out of this Agreement or its interpretation or enforcement, the prevailing party shall recover from the other all reasonable legal fees and expenses of its attorneys.

19.  Written Agreement.  The parties intend to be bound only upon executing a written agreement.  Neither continued Services nor any other conduct shall imply a continuing agreement upon the expiration of this Agreement.

20.  Counterparts.  This Agreement may be signed in one or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument.  All counterparts shall be considered an original of this Agreement.  All counterparts shall be construed together and shall constitute one Agreement.

21.  Binding Agreement.  Each party binds itself, its partners, successors, permitted assigns and legal representatives to the other party to this Agreement and to the partners, successors, permitted assigns and legal representatives of such other party with respect to all provisions of this Agreement.

                                22.  Headings.  The headings contained herein are for convenience of reference only and are not intended to define or limit the scope of any provisions of this Agreement.

23.  Necessary Acts.  Each party shall do and perform such acts and execute and deliver any instruments as may be required by law or reasonably requested by notice hereunder by the other party to establish, maintain and protect the respective rights and remedies of the other party, and to carry out the intent and purpose of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on December 26, 2007.

IMAGING DIAGNOSTIC SYSTEMS, INC.

By:   /s/ Jay S. Bendis
Jay S. Bendis
Co-Chairman IDSI Board of Directors

CONSULTANT:

By: /s/ Tim Hansen
Tim Hansen